UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2021

FUBOTV INC.

(Exact name of registrant as specified in its charter)

Florida	001-39590	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1330 Avenue of the Americas
New York, NY 10019

(Address of principal executive offices) (Zip Code)

(212) 672-0055

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	FUBO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory arrangements of Certain Officers.

On June 29, 2021, fuboTV Inc. (the “Company”) entered into an employment transition agreement (the “Transition Agreement”) with Simone Nardi, the Company’s Chief Financial Officer. After successfully taking the Company public on the New York Stock Exchange, Mr. Nardi intends to pursue other opportunities and agreed to continue in his current role as Chief Financial Officer to assist in the transition and support of his successor through the earliest of (i) December 31, 2021, or (ii) the date on which Mr. Nardi’s employment ends for any reason, or (iii) the date on which Mr. Nardi’s successor as Chief Financial Officer commences employment with the Company (the “Role Conversion Date”). The Company is in the process of searching for a successor to Mr. Nardi. Mr. Nardi will no longer serve as principal financial officer or principal accounting officer as of the Role Conversion Date.

Following the Role Conversion Date and through December 31, 2021 (or such earlier date on which Mr. Nardi’s employment with the Company ends for any reason) (such date, the “Transition Date”), the Company has agreed to employ Mr. Nardi as Special Advisor. While Mr. Nardi serves as Special Advisor, he will continue to receive his current base salary of $430,000 per year, participate in the Company’s employee benefit plans, receive reimbursements for reasonable out-of-pocket business expenses, and be entitled to vacation or paid time off in accordance with applicable Company policy, and his Company equity awards will continue to vest according to their terms.

Mr. Nardi’s employment will automatically end on the Transition Date.

In the event that the Transition Date occurs either (i) on December 31, 2021 or (ii) as a result of any earlier termination of Mr. Nardi’s employment for any reason other than due to Mr. Nardi’s voluntary resignation or discharge by the Company for “cause” (as defined in the Transition Agreement), subject to Mr. Nardi’s execution of a general release of claims and compliance with applicable restrictive covenants, the Company has agreed to provide Mr. Nardi with the following payments and benefits: (A) a lump sum cash payment equal to the sum of (i) $215,000 and (ii) if the Transition Date occurs before December 31 2021, the amount of base salary Mr. Nardi would have earned for the remaining number of days in 2021 following the Transition Date; (B) an annual bonus for 2021 as determined by the Compensation Committee of the Company’s Board of Directors based on the Company’s achievement of certain performance-based objectives, with the amount of such annual bonus to be at least $235,000; (C) healthcare continuation payments for Mr. Nardi and his dependents through up to June 30, 2022; (D) accelerated vesting of such number of Mr. Nardi’s equity awards that would have vested on or prior to June 30, 2022; and (E) extension of the period during which Mr. Nardi’s outstanding options remain exercisable for six months following the Transition Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUBOTV INC.

Date: July 2, 2021	By:	/s/ David Gandler
David Gandler
Chief Executive Officer